Exhibit 99.1

News Release

Hecla Announces Closing of Offering and Fully Exercised Over-Allotment Option

COEUR D’ALENE, Idaho—(BUSINESS WIRE)—Feb. 10, 2009— Hecla Mining Company (NYSE:HL) today announced the closing of its underwritten public offering of 36.8 million shares of common stock and Series 3 warrants to purchase 18.4 million shares of Hecla common stock, including the underwriters’ exercise of their over-allotment option. The securities were issued in the form of units (“Units”), with each Unit consisting of one common share of Hecla and one-half Series 3 common stock purchase warrant. The Units were sold at a price of $2.05 per Unit.

The net proceeds from the offering, including the over-allotment option, were approximately $71.3 million. Hecla will use the net proceeds from the offering to repay in full Hecla’s $40 million bridge loan facility (as outlined in the company’s press release dated February 3, 2009), to repay a portion of Hecla’s term loan and for general working capital requirements.

The Units were sold pursuant to Hecla’s existing shelf registration statement and base prospectus previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Units or any other securities, nor shall there be any sale of the Units or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of Units will be made only by means of a prospectus and prospectus supplement.

Canaccord Adams acted as the sole book-running manager for the offering. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the offices of Canaccord Adams Inc., Attn: Syndicate Dept., 99 High Street, 12th Floor, Boston, Massachusetts 02110, phone: 1-800/225-6201.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 8-K, Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

Source: Hecla Mining Company

Hecla Mining Company

vice president – corporate development

Don Poirier, 208/769-4128